Exhibit 99.2
RELEASE 8:00 AM — December 17, 2010

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. ANNOUNCES WITHDRAWAL OF
HUDSON CITY SAVINGS BANK APPLICATION
TO BECOME A NATIONAL BANK
REAFFIRMS COMMITMENT TO THRIFT MODEL
Paramus, New Jersey, December 17, 2010 — Hudson City Bancorp, Inc. (NASDAQ: HCBK) (“Bancorp”), the holding company of Hudson City Savings Bank (“Hudson City”), announced today that Hudson City withdrew its application to the Office of the Comptroller of the Currency (the “OCC”) to convert to a national bank. As a result, Hudson City will continue to operate as a federally chartered savings bank and Bancorp will continue as a saving and loan holding company. Pursuant to the Dodd Frank Wall Street Reform and Consumer Protection Act, the Office of Thrift Supervision (the “OTS”) will be merged into the OCC as early as July 2011 and Hudson City will become subject to the regulation and supervision of the OCC and Bancorp will become subject to the regulation and supervision of the Federal Reserve Board.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer commented, “Our original decision to convert to a national bank charter reflected the significant uncertainty surrounding various legislative proposals that sought to eliminate the thrift charter as well as the OTS, our primary federal regulator. However, with the adoption of the Dodd Frank Act, while the OTS will merge into the OCC, the thrift charter will survive. During the course of the application process and recently as part of our yearly business planning process, our Board has had the opportunity to assess our business plan in light of our solid level of performance and the trust and confidence of our customers and shareholders during these uncertain financial times. Without the regulatory uncertainty surrounding the thrift charter, it is readily apparent that our traditional thrift business model will remain the core of our business operations. Accordingly, we believe the thrift charter will continue to be the form of legal organization that is most compatible with our business plans, allow us to best serve our customers and provide the best opportunity to provide the long term financial results that our shareholders have come to expect.”
Mr. Hermance concluded, “We recently learned that large thrifts such as Hudson City will be subject to the supervision of the OCC’s mid-size bank group, the same team that would otherwise have supervised us as a national bank. A significant benefit of going through the application process was the early development of a working relationship with our new regulator. While our focus remains on attracting deposits and originating and purchasing first mortgage loans on residential properties, we are mindful of the enhanced regulatory scrutiny that the entire industry, bank and thrift alike, have been experiencing. We look forward to working closely with both the OTS and the OCC as the regulatory transfer date in July 2011 approaches to assure our regulators, customers and shareholders that Hudson City will continue to adhere to the high standards expected of us.”
Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas and its deposits are insured by the Federal Deposit Insurance Corporation.